Press Release
FOR RELEASE: September 17, 2020

APOGEE ENTERPRISES REPORTS FISCAL 2021 SECOND-QUARTER RESULTS

•Earnings of $0.67 per diluted share and adjusted earnings of $0.73 per diluted share, compared to $0.72 in the prior year
•Cost savings tracking ahead of forecast; expect over $40 million of savings in the fiscal year
•$85 million of operating cash flow year-to-date, up $68 million compared to prior year
•Reduced debt by $43 million in the quarter, further strengthening the company’s financial position
•Total backlog of $1.1 billion remains well above prior year level

MINNEAPOLIS, MN, September 17, 2020 – Apogee Enterprises, Inc. (Nasdaq: APOG) today announced results for the second quarter of fiscal 2021 and provided a business update. Second-quarter revenue was $319.5 million, compared to $357.1 million in the second quarter of fiscal year 2020, reflecting COVID-19 and market related volume declines in three of the company’s segments. Earnings were $0.67 per diluted share, compared to $0.72 per diluted share in the prior year period, reflecting the lower revenue, partially offset by cost savings and improved productivity. Adjusted earnings were $0.73 per diluted share, compared to $0.72 in the prior year. Adjusted results excluded $2.3 million of pre-tax costs related to COVID-19 and acquired project matters.

Commentary
“Our team turned in impressive results in the second quarter, delivering adjusted earnings growth despite a challenging economic situation,” said Joseph F. Puishys, Chief Executive Officer. “As we forecasted last quarter, each of our four segments delivered increased revenue and profitability in the second quarter compared to the first quarter. Large-Scale Optical recovered sharply from the first quarter, returning to profitability, and we benefited from strong execution and effective cost and cash management across our business.”

Mr. Puishys continued, “While conditions in our end markets remain uncertain, Apogee is well positioned to navigate the current environment. Over the past several years, we have successfully diversified our business to

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com enable more stable performance, moving from a concentration in high-rise buildings toward a more balanced customer offering across project types and building sizes. We’ve built a robust backlog, providing visibility in the long lead-time parts of our business. We’ve driven sustainable cost reductions and improved productivity, with additional opportunities for further gains. Finally, our strong balance sheet and cash flow provide significant financial flexibility to drive future growth and shareholder value.”

Mr. Puishys concluded, “I want to once again thank all of Apogee’s employees for their tremendous efforts and sacrifices over the past several months. Our team has taken decisive action to stabilize our business in response to COVID-19. Looking ahead, we will remain focused on the health and safety of our employees and supporting our customers, as we position the company to emerge stronger when the economy recovers.”

Segment Results

Architectural Framing Systems
Architectural Framing Systems second-quarter revenue was $152.9 million, compared to $187.4 million in the prior year period, primarily reflecting COVID-19 related project delays and lower order volume. Operating income in the quarter was $11.7 million, with operating margin of 7.6 percent, compared to $15.5 million and 8.3 percent respectively in the prior year quarter, reflecting the lower revenue, partially offset by cost reductions and improved productivity. Segment backlog stands at $404 million, compared to $423 million a quarter ago.

Architectural Glass
Architectural Glass revenue in the second quarter was $86.6 million, compared to $99.1 million in the prior year quarter, primarily reflecting lower volumes due to COVID-related project delays and lower order volume. The segment had operating income of $5.0 million and operating margin of 5.7 percent, compared to operating income of $6.5 million and margin of 6.5 percent in last year’s second quarter, reflecting the lower volume, partially offset by strong factory productivity and effective cost management.

Architectural Services
Architectural Services revenue grew 20 percent to $73.7 million, compared to $61.6 million in the prior-year quarter, as the segment executed projects in its substantial backlog. Second-quarter operating income increased to $6.6 million with operating margin of 8.9 percent, up from $4.0 million and 6.5 percent respectively in the prior-year period, primarily driven by strong project execution, and effective cost management. Segment backlog decreased to $665 million, compared to the record level of $685 million last quarter, but remains 32 percent above last year’s level of $502 million.

Large-Scale Optical
Large-Scale Optical revenue was $16.9 million, down from $20.8 million in the second quarter last year, on lower volume. By the end of the second quarter, the segment’s customers had largely reopened, after having been closed for most of the first quarter due to COVID-19 related restrictions. In addition, the segment’s two primary manufacturing locations resumed normal operations during the quarter, after being closed for most of the first and second quarters. Segment operating income was $2.1 million with operating margin of 12.7 percent, compared to $4.6 million and 22.3 percent respectively in last year’s second quarter, reflecting reduced leverage on the lower revenue, partially offset by effective cost management.

Financial Condition
Fiscal year-to-date, net cash provided by operating activities is $85.3 million, up more than 375 percent compared to $17.8 million in the first half of fiscal 2020, primarily driven by strong working capital management. Capital expenditures through the first half of the fiscal year were $14.2 million, down from $22.6 million in the prior-year period, as the company focused only on high return and essential capital projects. Fiscal year-to-date, the company has returned $14.5 million to shareholders through dividend payments and share repurchases. The company did not repurchase any stock in the second quarter.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

During the quarter, the company reduced its total debt by $43 million, to $168 million. Over the past year, the company has reduced its total debt by $105 million.

Outlook
The company is not providing detailed financial guidance due to the continued impact of COVID-19 and related economic uncertainty. The company expects continued project delays and soft market conditions but expects revenue and earnings in the second half of fiscal 2021 to improve compared to the first half of the fiscal year.

Conference Call Information
The company will host a conference call today at 8:00 a.m. Central Time to discuss its financial results and provide a business update. This call will be webcast and is available in the Investor Relations section of the company’s website, along with presentation slides, at https://www.apog.com/events-and-presentations. The webcast also will be archived for replay on the company’s website.

About Apogee Enterprises
Apogee Enterprises, Inc. (Nasdaq: APOG) delivers distinctive solutions for enclosing commercial buildings and framing art. Headquartered in Minneapolis, MN, we are a leader in architectural products and services, providing architectural glass, aluminum framing systems and installation services for buildings, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Use of Non-GAAP Financial Measures
This release and other financial communications may contain the following non-GAAP measures:

•Adjusted operating income, adjusted operating margin, adjusted net earnings and adjusted earnings per diluted share (“adjusted earnings per share” or “adjusted EPS”) are used by the company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period. Examples of items excluded to arrive at this adjusted measure in recent reporting periods include: restructuring costs, non-cash goodwill and other intangible impairment costs, acquired project-related charges, and COVID-19 related expenditures.
•Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of its financial strength. However, free cash flow does not fully reflect the company’s ability to freely deploy generated cash, as it does not reflect, for example, required payments on indebtedness and other fixed obligations.
•Adjusted EBITDA represents net income before interest, taxes, depreciation, amortization and certain non-cash, non-recurring and other adjustment items. We believe this metric provides useful information to investors and analysts about the Company's performance because it eliminates the effects of certain items that are unusual in nature or whose fluctuation from period to period do not necessarily correspond to changes in the operations of the company.

Another important non-GAAP operational measure that management uses is backlog. Backlog represents the dollar amount of signed contracts or firm orders, generally as a result of a competitive bidding process, which is expected to be recognized as revenue. Backlog is not a term defined under U.S. GAAP and is not a measure of contract profitability. Backlog should not be used as the sole indicator of future segment revenue because we have a substantial amount of projects with short lead times that book-and-bill within the same reporting period and are not included in backlog.

Management uses these non-GAAP measures to evaluate the company’s historical and prospective financial performance and liquidity, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. These non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the company prepared in accordance with GAAP. Other

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should” and similar expressions are intended to identify “forward-looking statements”. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the results, performance, prospects and opportunities of the company , including the following: (A) potential continuing negative impacts from pandemic health issues, such as the coronavirus / COVID-19, along with the impact of government stay-at-home orders or other similar directives on our future financial results of operations, our future financial condition, and our ability to continue business activities in affected regions; (B) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; (C) fluctuations in foreign currency exchange rates; (D) actions of new and existing competitors; (E) ability to effectively utilize and increase production capacity; (F) loss of key personnel and inability to source sufficient labor; (G) product performance, reliability and quality issues; (H) project management and installation issues that could result in losses on individual contracts; (I) changes in consumer and customer preference, or architectural trends and building codes; (J) dependence on a relatively small number of customers in certain business segments; (K) revenue and operating results that could differ from market expectations; (L) self-insurance risk related to a material product liability or other event for which the company is liable; (M) dependence on information technology systems and information security threats; (N) cost of compliance with and changes in environmental regulations; (O) commodity price fluctuations, trade policy impacts, and supply availability; (P) integration of recent acquisitions and management of acquired contracts; and (Q) impairment of goodwill or indefinite-lived intangible assets. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results, performance, prospects or opportunities. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2020 and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact
Jeff Huebschen
Vice President, Investor Relations & Communications
952.487.7538
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
(In thousands, except per share amounts)	August 29, 2020	August 31, 2019	% Change	August 29, 2020	August 31, 2019	% Change
Net sales	$319,483	$357,058	(11)%	$608,578	$712,424	(15)%
Cost of sales	243,296	270,851	(10)%	472,141	545,250	(13)%
Gross profit	76,187	86,207	(12)%	136,437	167,174	(18)%
Selling, general and administrative expenses	52,972	58,631	(10)%	106,754	116,558	(8)%
Operating income	23,215	27,576	(16)%	29,683	50,616	(41)%
Interest expense, net	1,324	2,566	(48)%	2,739	5,181	(47)%
Other income, net	1,260	363	247%	213	368	(42)%
Earnings before income taxes	23,151	25,373	(9)%	27,157	45,803	(41)%
Income tax expense	5,493	6,094	(10)%	6,623	11,081	(40)%
Net earnings	$17,658	$19,279	(8)%	$20,534	$34,722	(41)%

Earnings per share - basic	$0.68	$0.73	(7)%	$0.78	$1.31	(40)%
Weighted average basic shares outstanding	26,156	26,413	(1)%	26,162	26,505	(1)%
Earnings per share - diluted	$0.67	$0.72	(7)%	$0.77	$1.30	(41)%
Weighted average diluted shares outstanding	26,525	26,736	(1)%	26,507	26,789	(1)%
Cash dividends per common share	$0.1875	$0.1750	7%	$0.3750	$0.3500	7%

Business Segment Information
(Unaudited)
	Three Months Ended			Six Months Ended
(In thousands)	August 29, 2020	August 31, 2019	% Change	August 29, 2020	August 31, 2019	% Change
Net sales
Architectural Framing Systems	$152,927	$187,394	(18)%	$303,091	$367,916	(18)%
Architectural Glass	86,584	99,138	(13)%	163,495	199,429	(18)%
Architectural Services	73,670	61,597	20%	137,221	126,744	8%
Large-Scale Optical	16,860	20,785	(19)%	23,171	42,045	(45)%
Intersegment eliminations	(10,558)	(11,856)	(11)%	(18,400)	(23,710)	(22)%
Net sales	$319,483	$357,058	(11)%	$608,578	$712,424	(15)%
Operating income (loss)
Architectural Framing Systems	$11,697	$15,523	(25)%	$18,993	$27,796	(32)%
Architectural Glass	4,976	6,460	(23)%	4,482	12,859	(65)%
Architectural Services	6,569	3,976	65%	11,912	8,549	39%
Large-Scale Optical	2,149	4,630	(54)%	(984)	8,807	(111)%
Corporate and other	(2,176)	(3,013)	28%	(4,720)	(7,395)	36%
Operating income	$23,215	$27,576	(16)%	$29,683	$50,616	(41)%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands)	August 29, 2020	February 29, 2020
Assets
Current assets	311,732	381,910
Net property, plant and equipment	314,323	324,386
Other assets	428,443	422,695
Total assets	$1,054,498	$1,128,991
Liabilities and shareholders' equity
Current liabilities	209,786	271,457
Current debt	152,000	5,400
Long-term debt	15,672	212,500
Other liabilities	150,872	122,856
Shareholders' equity	526,168	516,778
Total liabilities and shareholders' equity	$1,054,498	$1,128,991

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Consolidated Statement of Cash Flows
(Unaudited)
	Six Months Ended
(In thousands)	August 29, 2020	August 31, 2019
Net earnings	$20,534	$34,722
Depreciation and amortization	25,284	22,759
Share-based compensation	3,662	3,200
Other, net	14,016	13,364
Changes in operating assets and liabilities:
Receivables	31,212	(9,215)
Inventories	846	4,054
Costs and earnings on contracts in excess of billings	43,091	(19,865)
Accounts payable and accrued expenses	(36,922)	(19,044)
Billings on contracts in excess of costs and earnings	(9,105)	(2,001)
Refundable and accrued income taxes	(1,793)	(5,641)
Operating lease liability	(5,857)	(2,812)
Other	362	(1,719)
Net cash provided by operating activities	85,330	17,802
Capital expenditures	(14,224)	(22,559)
Other	(993)	(451)
Net cash used by investing activities	(15,217)	(23,010)
Borrowings on line of credit	192,581	184,500
(Repayment) borrowings on debt	(5,400)	150,000
Payments on line of credit	(237,500)	(307,500)
Repurchase and retirement of common stock	(4,731)	(20,010)
Dividends paid	(9,751)	(9,203)
Other	(1,261)	(2,493)
Net cash used by financing activities	(66,062)	(4,706)
Increase (decrease) in cash and cash equivalents	4,051	(9,914)
Effect of exchange rates on cash	(2)	118
Cash, cash equivalents and restricted cash at beginning of year	14,952	29,241
Cash, cash equivalents and restricted cash at end of period	$19,001	$19,445

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
Adjusted Net Earnings and Adjusted Earnings per Diluted Common Share

	Three Months Ended		Six Months Ended
(In thousands)	August 29, 2020	August 31, 2019	August 29, 2020	August 31, 2019
Net earnings	$17,658	$19,279	$20,534	$34,722
COVID-19 (1)	1,316	—	2,696	—
Post-acquisition and acquired project matters	1,000	—	1,000	—
Income tax impact on above adjustments	(549)	—	(902)	—
Adjusted net earnings	$19,425	$19,279	$23,328	$34,722

	Three Months Ended		Six Months Ended
	August 29, 2020	August 31, 2019	August 29, 2020	August 31, 2019
Earnings per diluted common share	$0.67	$0.72	$0.77	$1.30
COVID-19 (1)	0.05	—	0.10	—
Post-acquisition and acquired project matters	0.04	—	0.04	—
Income tax impact on above adjustments	(0.02)	—	(0.03)	—
Adjusted earnings per diluted common share	$0.73	$0.72	$0.88	$1.30

Per share amounts are computed independently for each of the items presented so the sum of the items may not equal the total amount.
(1) Adjustment for COVID-19-related costs, primarily incremental labor costs due to quarantine-related absenteeism and personal protective equipment for employees.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Adjusted Operating Income and Adjusted Operating Margin
(Unaudited)

	Three Months Ended August 29, 2020
	Corporate	Consolidated
(In thousands)	Operating loss	Operating income	Operating margin
Operating (loss) income	$(2,176)	$23,215	7.3%
COVID-19 (1)	1,316	1,316	0.4%
Post-acquisition and acquired project matters	1,000	1,000	0.3%
Adjusted operating income	$140	$25,531	8.0%

	Three Months Ended August 31, 2019
	Corporate	Consolidated
(In thousands)	Operating loss	Operating income	Operating margin
Operating (loss) income	$(3,013)	$27,576	7.7%

	Six Months Ended August 29, 2020
	Corporate	Consolidated
(In thousands)	Operating loss	Operating income	Operating margin
Operating (loss) income	$(4,720)	$29,683	4.9%
COVID-19 (1)	2,696	2,696	0.4%
Post-acquisition and acquired project matters	1,000	1,000	0.2%
Adjusted operating (loss) income	$(1,024)	$33,379	5.5%

	Six Months Ended August 31, 2019
	Corporate	Consolidated
(In thousands)	Operating loss	Operating income	Operating margin
Operating (loss) income	$(7,395)	$50,616	7.1%

(1) Adjustment for COVID-19-related costs, primarily incremental labor costs due to quarantine-related absenteeism and personal protective equipment for employees.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

EBITDA and Adjusted EBITDA
(Unaudited)
	Three Months Ended		Six Months Ended
	August 29, 2020	August 31, 2019	August 29, 2020	August 31, 2019
Net earnings	$17,658	$19,279	20,534	34,722
Income tax expense	5,493	6,094	6,623	11,081
Interest expense, net	1,324	2,566	2,739	5,181
Other income, net	1,260	363	213	368
Depreciation and amortization	12,744	11,657	25,284	22,759
EBITDA	$35,959	$39,233	54,967	73,375
COVID-19 (1)	1,316	—	2,696	—
Post-acquisition and acquired project matters	1,000	—	1,000	—
Adjusted EBITDA	$38,275	$39,233	$58,663	$73,375

(1) Adjustment for COVID-19-related costs, primarily incremental labor costs due to quarantine-related absenteeism and personal protective equipment for employees.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com